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                                                                    EXHIBIT 99.1

CONTACT:            INVESTOR RELATIONS                 (NYSE:  BMC)
               (952) 851-6000                     FOR IMMEDIATE RELEASE

                   BMC INDUSTRIES ANNOUNCES QUARTERLY DIVIDEND

August 4, 2000 -- Minneapolis, Minnesota, USA -- On August 3, 2000, BMC Industries, Inc.'s Board of Directors approved a continuation of its quarterly cash dividend of $.015 per share.

Shareholders of record as of September 20, 2000 will receive a dividend of $.015 for each share owned on that date, to be paid on October 4, 2000.

BMC Industries, Inc., through its Vision-Ease subsidiary, is a leading designer, manufacturer and distributor of polycarbonate, glass and hard-resin plastic eyewear lenses. BMC, through its Buckbee-Mears division, also manufactures precision imaged products such as aperture masks and photo-etched metal and electroformed parts. BMC is the only North American manufacturer of aperture masks, which are used in color television and computer monitor picture tubes. BMC's common stock is traded on the New York Stock Exchange under the symbol "BMC". For more information about BMC Industries, Inc., visit the Company's website: www.bmcind.com.


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